Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS RECORD SECOND QUARTER EARNINGS AND ADJUSTS 2006 GUIDANCE

HIGHLIGHTS OF THE QUARTER:

•                  home closing revenue, net earnings and diluted eps set second quarter records

•                  diluted earnings per share increases 38% to $2.82  on revenue of $915 million

•                  after-tax return on assets of 17% and return on  equity of 40%

•                  sales and backlog decline due to slower demand and increased cancellations

•                  19th consecutive record year expected in 2006 with $3.5-3.6 billion revenue and $10.00-10.25 diluted earnings per share

Scottsdale, Arizona (July 26, 2006) — Meritage Homes Corporation (NYSE: MTH) today announced second-quarter results for the period ended June 30, 2006.

Summary Operating Results (Unaudited)

(dollars in millions, except per share amounts)

	Three Months Ended June 30,			As of and for the Six Months Ended June 30,
	2006	2005	%Chg	2006	2005	%Chg

Homes closed (units)	2,722	2,095	30%	5,250	3,882	35%
Home closing revenue	$903	$652	39%	$1,749	$1,203	45%
Sales orders (units)	2,116	2,931	-28%	4,706	5,570	-16%
Sales order value	$694	$1,006	-31%	$1,527	$1,887	-19%
Ending backlog (units)				5,849	6,463	-10%
Ending backlog value				$1,959	$2,135	-8%
Net Earnings(1),(2)	$77	$59	30%	$157	$83	88%
Diluted EPS(1),(2)	$2.82	$2.05	38%	$5.68	$2.92	95%

(1) The three and six-month periods ended June 30, 2006 include stock-based compensation expense of $2.4 million and $5.0 million, respectively, related to the 2006 implementation of FAS 123R, which was not effective in 2005. Additionally, these periods include $11.7 million in severance and other employee departure related costs.

(2) The six-month period ended June 30, 2005 includes a charge of $31.5 million related to a series of refinancing transactions that reduced after-tax net earnings by $19.7 million, or $.69 per diluted share.

Home closings and revenue, net earnings and diluted earnings per share each set second quarter records for Meritage, and were second only to fourth quarter 2005 results as the best quarter in Meritage history. Closings this quarter largely reflected orders taken last year during a period of more robust demand and a stronger pricing environment. Record second quarter home closing revenue resulted from a 30% increase in homes closed and a 7% increase in average selling price (ASP) over the second quarter 2005, as Meritage closed 2,722 homes at an average price of $332,000, compared to 2,095 at an average price of $311,000 in the same period a year ago.

Second quarter net earnings and diluted earnings per share reflect this increase in revenue and an increase in gross margins, partially offset by additional selling, general and administrative expenses. Home closing gross margins increased to 24.3% from 23.4% in the second quarter 2005, reflecting the favorable pricing environment last year when most of these homes were sold. Margins increased despite write-offs of $7.3 million included in cost of sales for certain deposits and land acquisition costs. In addition, second quarter 2006 pre-tax earnings were reduced by $11.7 million in expenses related to severance and other employee departure related costs, and an additional $2.4 million of stock-based compensation expense related to the 2006 implementation of SFAS 123R.

For the first half of 2006, total home closings increased 35% and related revenue increased 45% over the first half of 2005. Net earnings increased 88%, or 52% excluding a $19.7 million after-tax charge for refinancing debt in the first half of 2005.

“We face difficult comparisons to last year’s sales, when strong demand drove total orders to an all-time high in the second quarter 2005, and rapid price appreciation combined to drive a 44% quarter-over-quarter increase in total order value,” said Steven J. Hilton, Meritage chairman and chief executive officer. “We did very well selling into high demand at the time, but those conditions were not sustainable long-term.”

Overall slower demand and increased cancellations reduced home sales by 28% in the second quarter and homes in backlog declined 10% year-over-year. The strong underlying economy and relative affordability in Texas contributed to increases of 10% in both home sales and ASPs, and resulted in a 21% increase in total order value there compared to a year ago. These increases were offset by significant declines in home sales in Arizona, California, Nevada and Florida, reflecting recent weaker demand in those areas.

“While our Texas markets are strong and represented a larger component of our total home orders this quarter, we experienced much softer conditions in other areas, as have other homebuilders,” explained Mr. Hilton. “Demand from investors and speculative buyers has decreased dramatically; inventories are up; and price concessions have increased. These conditions not only increase competition for homebuilders, but make it more difficult for our buyers to sell their existing homes, resulting in higher order cancellations. While gross orders for the second quarter of 2006 were down 17% compared to the previous year’s quarter, higher cancellation rates reduced net orders by 28% for the same period.”

“Our Northern California markets, which first began slowing in the fall of 2005, appear to have begun to stabilize, with cancellation rates decreasing,” Mr. Hilton continued. “However, Arizona, Nevada and Florida began weakening early in 2006 and are still in transition. The changing conditions in many of our markets make it challenging to accurately predict order demand going forward.”

“In response to these conditions, we are actively re-assessing our land positions in every market and have reduced our total lot supply since the beginning of the year. We’re carefully managing lot take-downs, reducing overhead in markets experiencing slower sales to more closely match projected revenue, and constantly monitoring changing market conditions to ensure that we are able to compete successfully and maximize our operating profits,” said Mr. Hilton.

The Company maintained a strong balance sheet and liquidity throughout the quarter, reporting a net debt-to-capital ratio of 42% at June 30, 2006, despite the repurchase of one million shares of stock in the quarter. The Company has repurchased approximately 7% of its outstanding stock in the first half of 2006. Meritage increased its bank credit facility by $250 million to a total of $850 million, and at quarter-end, had remaining borrowing capacity of $496 million, after considering the most restrictive covenants.

After-tax return on assets improved year-over-year to approximately 17% from 13%, and return on equity improved to approximately 40% from 31%, based on trailing four quarters’ results this year compared to one year ago.

“Our earnings performance for the first half of 2006 surpassed our expectations and position us to achieve our 19th consecutive year of record revenue and net earnings,” concluded Mr. Hilton. “However, demand continued to slow during the second quarter in many of our markets, and we therefore expect that earnings trends will be weaker for the next several quarters. Based on our reduced backlog, higher cancellations and slower order trends, we now expect total revenue of $3.5-3.6 billion in 2006, and diluted EPS of $10.00-10.25, including third quarter revenues of approximately $875-900 million and earnings of $2.15-2.40 per diluted share. This implies a full year increase of 5-7% in earnings per share (excluding the 2005 refinancing charge) and approximately a 25% return on equity for our stockholders in 2006. While the market transitions to more sustainable sales levels, we remain committed to growing our market share while carefully managing our balance sheet to produce superior returns for our stockholders.”

The Company will host a conference call on Thursday, July 27, 2006, at 2:00 p.m. EDT to discuss the results of the quarter. The call will be webcast and accompanying materials will be accessible on the “Investor Relations” page of the Company’s website at http://www.meritagehomes.com. The dial-in number is 800-322-5044, and participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 4:00 p.m. EDT July 27, 2006, through midnight August 26, 2006, by dialing 888-286-8010 and referencing pass code 60515761. The webcast replay will also be available on the “Investor Relations” page of the Company’s website, and through CCBN for two weeks at www.fulldisclosure.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating Results
Home closing revenue	$902,851	$651,783	$1,749,225	$1,202,730
Land closing revenue	11,809	1,788	12,706	2,009
Total closing revenue	914,660	653,571	1,761,931	1,204,739

Home closing gross profit	219,467	152,703	433,530	272,028
Land closing gross profit	1,151	462	1,129	471
Total closing gross profit	220,618	153,165	434,659	272,499

Commissions and other sales costs	(52,849)	(35,869)	(100,876)	(67,340)
General and administrative expenses (1)	(51,344)	(26,672)	(94,066)	(50,635)
Other income, net	8,725	4,369	16,224	10,470
Loss on extinguishment of debt	—	(197)	—	(31,477)
Earnings before provision for income taxes	125,150	94,796	255,941	133,517
Provision for income taxes	(48,095)	(35,557)	(99,150)	(50,082)
Net earnings	$77,055	$59,239	$156,791	$83,435

Earnings per share
Basic:
Earnings per share	$2.90	$2.19	$5.85	$3.13
Weighted average shares outstanding	26,609	27,110	26,792	26,664

Diluted:
Earnings per share	$2.82	$2.05	$5.68	$2.92
Weighted average shares outstanding	27,362	28,906	27,619	28,545

Reconciliation to exclude one-time charge (2):
Earnings before provision for income taxes				$133,517
Add: Loss on extinguishment of debt				31,477
Adjusted amounts:
Earnings before provision of income taxes				164,994
Provision for income taxes				(61,889)
Net earnings				$103,105

Basic earnings per share				$3.87
Diluted earnings per share				$3.61

(1)  The three and six-month periods ended June 30, 2006 include stock-based compensation expense of $2.4 million and $5.0 million, respectively, related to the 2006 implementation of FAS 123R, which was not effective in 2005. Additionally, these periods include $11.7 million in severance and other employee departure related costs.

(2)  The six-month period ended June 30, 2005 includes a charge of $31.5 million related to a series of refinancing transactions that reduced after-tax net earnings by $19.7 million, or $.69 per diluted share.

Meritage Homes Corporation and Subsidiaries
Non-GAAP Financial Disclosures
(Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended		As of and for Trailing Twelve Months Ended
	June 30,		June 30,		June 30,
	2006	2005	2006	2005	2006	2005
EBITDA Reconciliation:(1)
Net earnings	$77,055	59,239	156,791	83,435	329,021	170,847
Provision for income taxes	48,095	35,557	99,150	50,082	209,628	104,139
Interest amortized to cost of sales	9,518	9,583	20,279	17,511	41,564	35,840
Depreciation and amortization	5,304	4,270	10,177	8,024	19,360	15,492
EBITDA	$139,972	$108,649	$286,397	$159,052	$599,573	$326,318

Interest coverage ratio:(2)
EBITDA					$599,573	$326,318
Interest incurred					$47,370	$41,062
Interest coverage ratio					12.7	7.9

Debt to EBITDA ratio:(3)
Notes payable and other borrowings					$721,566	$561,502
EBITDA					$599,573	$326,318
Debt to EBITDA ratio					1.2	1.7

After-tax stockholder returns: (4)
Net earnings					$329,021	$170,847
Average assets					$1,927,074	$1,329,804
Average equity					$825,373	$549,514
After-tax return on assets					17.1%	12.8%
After-tax return on equity					39.9%	31.1%

Net debt-to-capital: (5)
Notes payable and other borrowings					$721,566	$561,502
Less: cash and cash equivalents					(47,465)	(34,104)
Net debt					$674,101	$527,398
Stockholders’ equity					933,738	688,659
Capital					$1,607,839	$1,216,057
Net debt-to-capital					41.9%	43.4%

(1)             EBITDA is a non-GAAP financial measure and represents net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)             Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)             Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters EBITDA.

(4)             Return on assets is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending total assets. Return on equity is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending stockholders’ equity for the same period.

(5)             Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data
(Unaudited)
(Dollars in Thousands)

	June 30, 2006	December 31, 2005
Total assets	$2,128,352	$1,971,357
Real estate	1,548,822	1,390,803
Cash and cash equivalents	47,465	65,812
Total liabilities	1,194,614	1,120,352
Loans payable and other borrowings	721,566	592,124
Stockholders’ equity	933,738	851,005

Meritage Homes Corporation and Subsidiaries
Operating Data – Unaudited
( in thousands)

	As of and for the Three Months Ended June 30,
	2006		2005		2006		2005
	Homes	Value	Homes	Value	Homes	Value	Homes	Value

Homes Closed:
Texas	1,075	$252,386	856	$184,229	2,027	$471,470	1,573	$340,184
Arizona	888	290,124	745	194,108	1,624	515,983	1,344	348,063
California	361	208,111	379	228,412	784	454,994	724	422,899
Nevada	172	69,106	66	25,493	361	143,262	154	56,682
Florida *	189	69,486	49	19,541	401	143,788	87	34,902
Colorado	37	13,638	—	—	53	19,728	—	—
Total	2,722	$902,851	2,095	$651,783	5,250	$1,749,225	3,882	$1,202,730

Homes Ordered:
Texas	1,170	$293,439	1,067	$243,490	2,482	$608,586	2,040	$456,091
Arizona	457	165,475	973	313,146	1,190	425,285	1,898	585,995
California	291	161,857	563	320,027	528	299,213	1,037	608,233
Nevada	82	33,241	221	80,788	211	82,649	350	127,644
Florida *	94	32,696	99	45,138	231	86,599	237	105,972
Colorado	22	7,652	8	3,022	64	24,646	8	3,022
Total	2,116	$694,360	2,931	$1,005,611	4,706	$1,526,978	5,570	$1,886,957

Order Backlog:
Texas					2,628	$646,581	1,952	$428,997
Arizona					1,993	748,004	2,545	775,319
California					457	265,183	1,008	576,605
Nevada					199	65,787	433	150,165
Florida *					529	217,058	517	200,916
Colorado					43	16,740	8	3,022
Total					5,849	$1,959,353	6,463	$2,135,024

	2nd Qtr 2006		2nd Qtr 2005		1st Half 2006		1st Half 2005
	Beg.	End	Beg.	End	Beg.	End	Beg.	End
Active Communities:
Texas	100	113	90	98	108	113	89	98
Arizona	36	40	25	30	35	40	26	30
California	23	26	19	22	20	26	18	22
Nevada	6	6	7	6	6	6	6	6
Florida *	15	14	6	6	12	14	—	6
Colorado	5	5	—	1	3	5	—	1
Total	185	204	147	163	184	204	139	163

* 2005 results for Florida do not include Greater Homes, acquired in September 2005, and include Colonial Homes only since acquisition in February 2005.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and has been perennially included on Forbes’ “Platinum 400 - Best Big Companies in America”, the Fortune 1000 and Fortune’s “Fastest Growing Companies in America” lists, and the S&P SmallCap 600 Index. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our estimated revenue, margins, earnings and diluted EPS for the third quarter and full year 2006, as well as expectations of market trends and their potential impacts, including that our Northern California markets have begun to stabilize, that earnings trends will be weaker for the next several quarters, and that our Arizona, Florida and Nevada markets are still in transition. Such statements are based upon a number of assumptions, which are subject to significant risks and uncertainties. These assumptions may change at any time, and actual results may differ from those set forth in the forward-looking statements. As disclosed in this press release and our recent SEC filings, demand has declined significantly and cancellations have increased in some of our key markets. We continue to monitor these developments and their potential impacts on our operations. To the extent there is an extended or more pronounced slowdown in one or more of our significant markets, it could have a material adverse effect on our projections and results of operations. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, pace of sales orders, cancellation rates and home prices in our markets; interest rates and changes in the availability and pricing of residential mortgages; a decline in housing affordability; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions including Colonial Homes of Florida and Greater Homes, Inc.; our increased investments in land acquisitions and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2005 under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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